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                                                                    EXHIBIT 99.2

                          [UBS Warburg LLC Letterhead]
                           CONSENT OF UBS WARBURG LLC

    We hereby consent to the use of our opinion letter dated May 29, 2001 to the Board of Directors of C. R. Bard, Inc. in the proxy statement-prospectus constituting a part of this Registration Statement on Form S-4 of Tyco International Ltd., and to the references to our firm in such proxy statement-prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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
                                               /s/ UBS WARBURG LLC
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New York, New York
June 15, 2001